Exhibit 99.1

MARCH 14, 2010

BALLARAT EXTENSION AGREEMENT

IT IS HEREBY AGREED TO BY SHAWN RYAN AND DAULTON CAPITAL CORP. THAT THE BALLARAT OPTION AGREEMENT OF FEBRUARY 22ND 2010 MADE REFERENCE HERETO AND INCORPORATED HEREBY AS EXHIBIT A SHALL BE AMENDED TO EXTEND THE TIME FOR THE FIRST OPTION PAYMENT OF $25,000.00 PREVIOUSLY DUE MARCH 15, 2010 TO MARCH 25TH 2010.

/S/ SHAWN RYAN
SHAWN RYAN

DAULTON CAPITAL CORP. - TERRY FIELDS, PRESIDENT

By: /s/ Terry Fields